Exhibit 3.2

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

ARTICLES OF AMENDMENT

Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation desires to amend its charter (the “Charter”) as currently in effect and as hereinafter amended.

SECOND: In accordance with Section 2-603(c) of the Maryland Code, this amendment to the charter has been duly approved by the Board of Directors of the Corporation as required by law.

THIRD: The charter of the Corporation is hereby amended as follows:

Section 5.1 is deleted in its entirety and replaced with the new Section 5.1. Section 5.3 is deleted in its entirety and replaced with the new Section 5.3. The text of both new sections follows.

Section 5.1 Authorized Shares. The Corporation has authority to issue 75,500,000 shares of stock, consisting of 75,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and 500,000 shares of Series A Convertible Preferred Stock, without par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $750,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 5.2, 5.3 or 5.4 of this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 5.3 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more classes or series of stock.

FOURTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment was 15,000,000 shares, $0.01 par value per share of Common Stock and 500,000 shares, without par value per share of Preferred Stock. The aggregate par value of all shares of stock having par value was $150,000.

FIFTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 75,500,000, consisting of 75,000,000 shares of Common Stock, $0.01 par value per share, and 500,000 shares of Preferred Stock, without par value per share. The aggregate par value of all authorized shares of stock having par value is $750,000.

SIXTH: The undersigned Chairman and Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chairman and Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chairman and Chief Executive Officer and attested to by its Secretary as of the 4th day of June, 2013.

	ATTEST:		WHEELER REAL ESTATE INVESTMENT TRUST, INC.:

By:	/s/ Robain A. Hanisch		By:	/s/ Jon S. Wheeler
	Name:	Robin A. Hanisch		Name:	Jon S. Wheeler
	Title:	Secretary		Title:	Chairman and Chief Executive Officer

Return address of filing party:

Wheeler Real Estate Investment Trust, Inc.

c/o The Corporation Trust Incorporated

351 West Camden Street

Baltimore, MD 21201

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